Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Blackhawk Network Holdings, Inc. Registration Statements on Form S-8 (File Nos. 333-188456, 333-192677, 333- 205350 and 333-205351) of our report dated April 23, 2015, September 3, 2015, as to the effects of the restatements discussed in note 12, relating to the consolidated financial statements of Achievers Corp. (which report expresses an unqualified opinion and includes an emphasis of matter paragraph relating to the restatements discussed in note 12) appearing in this Current Report on Form 8-K/A of Blackhawk Network Holdings, Inc. dated September 4, 2015.

/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants

Mississauga, Canada
September 4, 2015

1